Exhibit 2.26

Execution Version

Consent to Collateral Assignment of Contract

THIS CONTRACTING PARTY’S CONSENT TO COLLATERAL ASSIGNMENT OF CONTRACT (the “Consent”) is made as of March 29, 2004, by The PENTA Building Group, Inc. (“Contracting Party”), whose address is 7251 Amigo Street, Suite 220, Las Vegas, Nevada 89119, for the benefit of Wells Fargo Foothill, Inc., a California corporation, as arranger and administrative agent for the benefit of the Lenders (as defined below) (in such capacity, together with its successors and assigns in such capacity, “Agent”) having an office at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California  90404.

RECITALS

A.                                   Credit Agreement.  155 East Tropicana, LLC, a Nevada limited liability company (“Parent”) and 155 East Tropicana Finance Corp., a Nevada corporation (“Finance Corp.”; Parent and Finance Corp. are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”) have entered into that certain Credit Agreement dated as of March 29, 2005 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”), by and among Borrowers, the lenders signatory thereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and Agent.

B.                                     Notes.  Concurrently herewith, the Borrowers have entered into that certain Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”) dated as of March 29, 2005, among the Borrowers, the guarantor named therein and The Bank of New York Trust Company, N.A., as trustee, on behalf of itself and the holders of the Notes (in such capacity, together with its successors and assigns in such capacity, “Trustee”).  In connection with the Indenture, the Borrowers have entered into that certain Cash Collateral and Disbursement Agreement dated as of March 29, 2005 (as amended, supplemented or otherwise modified from time to time, the “Disbursement Agreement”), by and among The Bank of New York Trust Company, N.A., as Disbursement Agent, Trustee, and Borrowers.

C.                                     Security.  Pursuant to the Credit Agreement and other Loan Documents (as defined in the Credit Agreement), Parent has granted a first priority security interest to Agent in that certain Standard Form of Agreement Between Owner and Contractor dated as of February 25, 2005 (the “Contract”), by and among the Contracting Party and Parent, relating to the design and construction operation of the Renovation (as defined in the Credit Agreement).  In connection therewith, Parent has executed an Assignment of Entitlements, Contracts, Rents and Revenues dated of even date with the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Assignment”), in favor of the Agent, collaterally assigning all of Parent’s right, title and interest in and to, among other things, the Contract, in order to secure the Obligations (as defined in the Credit Agreement).

D.                                    All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.

CONSENT

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Contracting Party agrees as follows:

1.                                       Consent to Assignment.  Pursuant to the Contract, Contracting Party has performed or supplied, or agreed to perform or supply, certain services, materials or documents in connection with the Renovation.  Contracting Party hereby consents to the assignment thereof by Parent to the Agent as provided in the Collateral Assignment and this Consent.

2.                                       Parent’s Default under Contract.  If Parent defaults under the Contract, before exercising any remedy, Contracting Party shall deliver to the Agent at its address set forth above, by registered or certified mail, postage prepaid, return receipt requested, written notice of such default, specifying the nature of the default and the steps necessary to cure the same, and clearly marked as a notice of default pursuant to this Paragraph 2.  If Parent fails to cure the default within the time permitted under the Contract, then the Agent shall have an additional thirty (30) days after the expiration of the time permitted under the Contract (but in no event less than an additional thirty (30) days after the receipt by the Agent of said notice from Contracting Party) within which the Agent shall have the right, but not the obligation, to cure such default; provided, however, that, with respect to payment defaults only, the Agent shall have thirty (30) days from receipt of notice of such default within which the Agent shall have the right, but not the obligation, to cure such default.  Contracting Party’s delivery of such a notice of default to the Agent and the Agent’s failure to cure the same within the said additional period shall be conditions precedent to the exercise of any right or remedy of Contracting Party arising by reason of such default, except that Contracting Party shall not be required to continue performance under the Contract for the said additional period, unless and until the Agent agrees to pay Contracting Party for that portion of the work, labor and materials rendered during the said additional period.  Notwithstanding anything to the contrary, nothing herein shall alter any provisions in the Contract permitting Contracting Party to suspend its performance under the Contract during the continuance of a default under the Contract.

3.                                       Certificate of Default Status.  Upon the written request of the Agent at any time and from time to time, Contracting Party shall furnish to the Agent, within five (5) days of receipt of such request, a certificate stating whether, as of such request receipt date, Parent is in default on the Contract and, if so, the nature of the default and the steps necessary to cure the same.  Such certificate shall not constitute a written notice of default pursuant to Paragraph 2 hereof unless clearly marked as such.

4.                                       Parent’s Default under Obligations.  If the Agent gives written notice to Contracting Party that Parent has defaulted under the Obligations and requests that Contracting Party continue its performance under the Contract, Contracting Party shall thereafter perform for the Agent under the Contract in accordance with its terms, so long as Contracting Party shall be paid pursuant to the Contract for all work, labor and materials rendered or supplied thereunder, including payment of any sums due to Contracting Party for work performed or materials supplied up to and including the date of Parent’s default.

5.                                       Performance for the Agent.  If the Agent (a) cures any default by Parent pursuant to Paragraph 2 above, (b) gives written notice to Contracting Party that Parent has defaulted under the Loan Documents pursuant to Paragraph 4 above, (c) becomes the owner of the Property, (d) undertakes to complete the construction of the Renovation pursuant to its rights under the Loan Documents, or (e) following a Default or an Event of Default under either the Credit Agreement or the Disbursement Agreement, otherwise requires the performance of Contracting Party’s obligations under the Contract or the use of any plans and specifications, drawings, surveys or other materials or documents previously prepared or provided by Contracting Party pursuant to the Contract, then in any such event, so long as Contracting Party has received and continues to receive the compensation required under the Contract related thereto, the Agent shall have the right to obtain performance from Contracting Party of all of its obligations under the Contract, and to use all such plans and specifications, drawings, surveys and other materials and documents, and the ideas, designs and concepts contained therein, in connection with the completion of the Renovation, without the payment of any additional fees or charges to Contracting Party.

6.                                       Amendments and Change Orders.  Contracting Party agrees that it will not modify, amend, supplement or in any way join in the release or discharge of Contracting Party’s obligations under the Contract unless (a) such change is commercially reasonable, and (b) such change is otherwise expressly permitted by the Disbursement Agreement or the Credit Agreement, and Contracting Party agrees that it will not perform any work pursuant to any change order or directive unless the same is issued and executed in accordance with the foregoing and the terms and conditions of the Contract.

7.                                       List of Subcontracting Parties.  Upon the written request of the Agent at any time and from time to time, Contracting Party shall furnish to the Agent a current list of all Persons with whom Contracting Party has entered into subcontracts or other agreements related to the rendering of work, labor or materials under the Contract, together with a statement as to the status of each such subcontract or agreement, and the respective amounts, if any, owed by Contracting Party related thereto.

8.                                       Compliance with Laws.  Contracting Party shall comply with, and shall report to the Agent any failure known to the Contracting Party of Parent, the Renovation or any Person or entity furnishing materials or services in connection with the construction of the Renovation to comply, with all applicable laws, ordinances, regulations and governmental requirements relating to the construction of the Renovation.

9.                                       Contracting Party’s Records.  Contracting Party shall promptly submit to the Agent such payroll vouchers, receipts, lien releases and waivers, progress surveys, inspection reports and other documents and papers relating to construction of the Renovation required by the Agent to protect the priority of the Mortgages in favor of the Agent on the real property constituting the Property or to verify compliance with the provisions of this Consent, the Disbursement Agreement and the Credit Agreement.

10.                                 [Reserved]

11.                                 Security of Property and Equipment.  Contracting Party agrees to cooperate with Parent and the Agent in preserving their respective ownership and security interests in all personal property relating to the Renovation, including without limitation building materials, machinery and appliances acquired by Contracting Party with the proceeds of the Credit Agreement and held or stockpiled on or off the site of the Property for incorporation into or use in connection with the Renovation.

12.                                 Representations.  Contracting Party represents to the Agent that (a) it is duly licensed to conduct its business in the jurisdiction contemplated by the Contract, and will at all times maintain its license in full force and effect throughout the term thereof, (b) the Contract has not been amended, modified or supplemented except as set forth therein, (c) the Contract constitutes a valid and binding obligation of Contracting Party and is enforceable against Contracting Party in accordance with its terms, (d) there have been no prior assignments of the Contract, and (e) all covenants, conditions and agreements of Parent and Contracting Party contained in the Contract have been performed as required therein, except for those that are not due to be performed until after the date hereof.

13.                                 Application of Funds.  Nothing herein imposes or shall be construed to impose upon the Agent any duty to direct the application of any proceeds of the Credit Agreement, and Contracting Party acknowledges that the Agent is not obligated to Contracting Party or any of its subcontracting parties, materialmen, suppliers or laborers.

14.                                 Acknowledgment of Inducement.  Contracting Party is executing this Consent to induce Agent and Lenders to enter into the Credit Agreement.  Contracting Party understands that the Lenders would not enter into the Credit Agreement and advance such funds but for Contracting Party’s execution and delivery hereof.

15.                                 Irrevocability.  The provisions hereof shall be irrevocable and remain in full force and effect until Parent has fully paid and performed all of the Obligations.

16.                                 Notices.  Except for notices sent pursuant to Paragraph 2 above, any notices to the Agent hereunder shall be sent to its address set forth above, by U.S. Mail, postage prepaid.

17.                                 Governing Law.  This Consent shall be governed by the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, Contracting Party has executed this Consent as of the date first above written.

GENERAL CONTRACTOR:
The PENTA Building Group, Inc.

By:	/s/
Name:	Jeffrey Ehret
Title:	President